Exhibit 10.13

24 September, 2007

Daniel W. Dienst C/- Metal Management Inc.	Level 6 Sims Group House 41 McLaren Street North Sydney NSW 2060 Australia GPO Box 4155 Sydney NSW 2001 Phone 612 9956 9100 Facsimile 612 9954 9680 www.sims-group.com
Dear Dan
Sims Group Limited ABN 69 114 838 630
Employment Agreement dated 26 July 2007
We refer to your employment agreement with Metal Management, Inc (MMI) dated 26 July 2007 (Employment Agreement).
As you know, on the date of this letter, Sims Group Limited (Sims) intends to enter into an Agreement and Plan of Merger among Sims, MMI Acquisition Corporation and MMI (Merger Agreement). Under the terms of the Merger agreement, if Closing occurs (as defined in that agreement):
•	MMI will merge with MMI Acquisition Corporation;

•	all common stock in MMI (other than that held by Sims) will convert into a right to receive American Depository Shares each representing a Sims Ordinary Share at the agreed exchange ratio set out in the Merger Agreement; and

•	MMI will become a wholly owned subsidiary of Sims.
The purpose of this letter is to set out the changes to your Employment Agreement that we propose would become effective should Closing occur under the Merger Agreement. If these changes are acceptable to you and to MMI, please arrange to sign the attached copy of this letter and arrange to have it signed by MMI.
We confirm that the terms of this letter will not have any force or effect unless and until Closing occurs as defined in the Merger Agreement.

The amendments to the Employment Agreement are as follows:
*     *     *     *     *
1. Employment
Position: Group Chief Executive Officer of Sims, Chairman of North American Metal Recycling Operations
Reporting to: The Board of Directors of Sims
Board positions: Member of the Board of Sims and relevant Sims subsidiaries
Board Committees: FIC, SHEC, Nomination (all as a Committee Member), Disclosure (Chair), RAC & Compensation (in attendance).
Initial Key Reports: Group CFO, Presidents of North America, President of Global Trade, Michael Lion / Lion Consulting Inc (CME)

METAL RECYCLING	|	MANUFACTURING	|	ALUMINIUM	|	ENERGY	|	INTERNATIONAL	|	STEEL	|	PLASTICS	|	INDUSTRIAL	|	RECYCLING SOLUTIONS

Principal Responsibilities:
(i) In accordance with the general guidelines of the Board, management of the day to day operations and strategic direction of the North American metal recycling operations of the Sims Group with particular emphasis on:
(a)	successful operational integration of the former Sims and former MMI business;

(b)	implementing plans to deliver projected synergies in a timely manner;

(c)	ensuring the former Sims and MMI corporate and ‘people’ cultures are successfully merged;

(d)	developing a common North American compensation strategy (base, STI & LTI) consistent with Sims Group strategy, ensuring the retention of key personnel and succession planning;

(e)	overseeing the transfer of corporate finance and administrative functions, under the day to day direction of the Group CFO, from Sydney to Chicago / New York including SOX compliance;

(f)	developing a medium and long term strategy including metals recycling organic and acquisitive growth and technological advancement.
(ii) Develop a global Investor Relations Strategy (in conjunction with Jeremy Sutcliffe — Executive Director) and, as Group CEO manage the presentation of the Company to global institutional and private investors
(iii) As (i) (a)-(e) are progressively implemented, increasingly become involved in the areas of responsibility of Jeremy Sutcliffe — Executive Director, i.e. Europe, Australasia and Sims Recycling Solutions and assume direct responsibility no later than 1 November 2009.
(iv) Responsibility for Global Trade namely the export of North American metals recycling material (ferrous and non ferrous) and the third country and North American brokerage business including the risk management thereof. Ensure a proper co-ordination of the marketing activities of MMI international non ferrous material with Sims Group marketing via the CME.
2. Term
The term of employment will continue through to close of business on 30 June 2012 and shall thereafter be extended in accordance with the terms of the Employment Agreement.
3. Compensation
(a) Base compensation: This will remain as set out in the Employment Agreement until 30 June 2008. Base salary will be reviewed for an increase once global CEO responsibilities are assumed in full and will be based on benchmarking of relevant data obtained by the Sims Remuneration Committee at that time.
(b) Annual bonus: At or before the Closing, you will be paid an amount equal to 200% of your base salary as the annual bonus for the period ending March 31, 2008 plus an additional three months of annualized bonus compensation at the same percentage.
From 1 July 2008, you will receive the benefit of a revised Short Term Incentive (STI) plan as determined by the Remuneration Committee consistent with the combined base salary and cash bonus earnings potential under the Employment Agreement. It is understood that a discussion regarding an adjustment of the combination of Base and STI effective 1 July 2008 for FY09 onwards may be appropriate to align the STI hurdles with the senior executive team without impairment to the targeted levels of earnings opportunity.
(c) Annual Restricted Stock Grant: All Annual Restricted Stock Grants made to you will vest at Closing in accordance with the terms of your Employment Agreement (including any grants made by MMI in respect of the period ending 31 March 2008 at or before Closing). You will have no additional right to an Annual Restricted Stock Grant from the merged companies in respect of the period to 31 March 2008 but rather will become entitled to participate in the Sims LTI for 200% of Base Remuneration, effective from 1 July 2008 but subject to approval of shareholders at the 2008 Annual General Meeting of Sims and thereafter to annual grants under the Sims LTI.

It is understood that there may be a need to address the peer group for TSR hurdle purposes to better align it with a predominately US based business. This will be discussed at the time and you will be satisfied with whatever peer group the Remuneration Committee decides is appropriate.
(d) Special restricted Stock Grant:
Subject to Section 5 below, Section 3(d) of your Employment Agreement shall apply as follows:
(i) the MTLM Shares referenced in Section 3(d) of your Employment Agreement shall be converted shares of SGL at the agreed exchange ratio as set out in the Merger Agreement;
(ii) in accordance with the terms of the Merger Agreement, it is understood the MTLM Shares referenced in Section 3(d) of your Employment Agreement will fully vest at Closing;
(iii) if you resign or terminate your employment other than for Good Reason, the following amounts will be paid by you to Sims:
(1)	$US 3 million if the resignation or termination occurs before 1 July 2010;

(2)	$US 2 million if the resignation or termination occurs before 1 July 2011;

(3)	$US 1 million if the resignation or termination occurs before 1 July 2012; and
(iv) you will forfeit all future grants of unvested shares if you resign other than for Good Reason.
(e) Integration Bonus
You will be entitled to receive a cash bonus payable on 1 August 2009 of up to $US 1 million, payable in whole or in part as determined by the Remuneration Committee based upon performance against specified targets set by the Sims Integration Committee.
4. Other terms
All other terms of your Employment Agreement remain unamended. You will be reimbursed for the reasonable and necessary attorneys’ fees and associated expenses incurred by you in connection with the negotiation and documentation of this letter,
5. Confirmation as to effect of this letter
You hereby agree and confirm that none of the employment changes or terms contained in this letter create a Triggering Event (as that term is defined in Section 8(a) (iii) of your Employment Agreement), or Good Reason (as that term is defined in Section 8(a) (i) of your Employment Agreement), or otherwise constitutes constructive discharge,
If you agree with the terms of this letter, please sign the attached copy of this letter, arrange for it to be signed by MMI and then returned on or before the time of execution of the Merger Agreement.
Yours sincerely,
PAUL MAZOUDIER
Chairman

Signed:

DAN DIENST
Dated:	9/24/07